Filed Pursuant to Rule 433
Registration No. 333-222676

Term Sheet
October 17, 2019

Issuer:	Toyota Motor Credit Corporation
Security:	Floating Rate Medium Term Notes, Series B
Issuer Senior Long-Term Debt Ratings:	Aa3 (stable outlook) / AA- (stable outlook)
CUSIP:	89236TGP4
Pricing Date:	October 17, 2019
Settlement Date:	October 22, 2019 (T+3)
Maturity Date:	October 23, 2020
Principal Amount:	$1,550,000,000 (may be increased prior to the Settlement Date)
Price to Public:	100.000%
Commission:	0.030% in the case of Morgan Stanley & Co. LLC 0.150% in the case of Toyota Financial Services Securities USA Corporation
Net Proceeds to Issuer:	99.970% / $1,189,643,000 in the case of Morgan Stanley & Co. LLC 99.850% / $359,460,000 in the case of Toyota Financial Services Securities USA Corporation
Floating Rate Index:	SOFR (as defined in the Addendum attached to the preliminary pricing supplement dated October 17, 2019 (the “preliminary pricing supplement”))
Floating Rate Spread:	+40 basis points
Minimum Interest Rate:	0.000%
Interest Payment Frequency:	Monthly
Initial Interest Rate:	The initial interest rate will be based on SOFR determined on October 18, 2019 plus the Floating Rate Spread.
Interest Payment Dates:	Each January 23, February 23, March 23, April 23, May 23, June 23, July 23, August 23, September 23, October 23, November 23 and December 23, beginning on November 23, 2019 and ending on the Maturity Date.
Interest Reset Dates:	Each U.S. Government Securities Business Day (as defined in the Addendum attached to the preliminary pricing supplement) in the relevant Interest Payment Calculation Period. The first interest reset date shall be the Settlement Date and thereafter, each U.S. Government Securities Business Day.
Interest Determination Date: Interest Payment Calculation Period:

The second U.S. Government Securities Business Day preceding the relevant Interest Reset Date.

The period from and including one Interest Payment Date to but excluding the immediately following Interest Payment Date, provided that the first Interest Payment Calculation Period shall be from and including the Settlement Date to but excluding the first Interest Payment Date.

Day Count Convention:	Actual/360
Business Day Convention:	Modified Following, adjusted
Business Days:	New York
Governing Law:	New York
Calculation Agent:	Deutsche Bank Trust Company Americas
Minimum Denominations:	$1,000 and $1,000 increments thereafter
Agents/DTC Numbers:	Morgan Stanley & Co. LLC/#0050 Toyota Financial Services Securities USA Corporation/#0443

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to withdrawal at any time.

This term sheet supplements the preliminary pricing supplement, the related prospectus supplement dated January 25, 2018 and the related prospectus dated January 24, 2018; capitalized terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the preliminary pricing supplement, the related prospectus supplement and the related prospectus.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or Toyota Financial Services Securities USA Corporation toll-free at 1-800-292-1147.

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Notification under Section 309B(1)(c) of the Securities and Futures Act (Chapter 289) of Singapore (“SFA”) - The notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

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